Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation (310) 533-0474
Virco Announces Improved First Quarter Results and Equity Infusion from WEDBUSH, Inc.
Torrance, California – June 08, 2006 – Virco Mfg. Corporation (AMEX: VIR) today announced improved first quarter results and a $5,000,000 equity infusion from WEDBUSH, Inc. and its affiliates in the following letter to shareholders from Robert A. Virtue, President and CEO:
Operating results continued to improve in the first quarter of 2006. Shipments, incoming orders, and backlog were all modestly higher compared to the same period in 2005. On the strength of significantly better gross margins, our operating loss improved 42%, from ($5,683,000) in 2005 to ($3,267,000) this year. In addition, we are very pleased to announce that WEDBUSH, Inc. and its affiliates have made a $5,000,000 equity investment in our Company. The transaction signed and closed on June 6. A follow-on investment by members of our management team of approximately $300,000, under the same terms, is expected to close within several days.
Here are the operating results for the first quarter:

	Three Months Ended
	04/30/2006	04/30/2005
	(In thousands, except per share data)
Sales	$34,515	$33,254
Cost of sales	23,021	23,848

Gross margin	11,494	9,406
Selling, general, & administrative	14,761	15,089

Loss before income taxes	(3,267)	(5,683)
Income taxes	—	—

Net loss	$(3,267)	$(5,683)

Net loss per share	$(0.25)	$(0.43)
Weighted average shares outstanding-basic (a)	13,137	13,100
(a) Net losses per share were calculated based on basic shares outstanding at April 30, 2006 and 2005, due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2006	04/30/2005
	(In thousands)
Current assets	$71,681	$63,272
Non-current assets	61,131	66,091
Current liabilities	41,799	37,438
Non-current liabilities	54,639	48,338
Stockholders’ equity	36,374	43,587

Our emphasis for 2006 continues to be on the restoration of acceptable operating margins and expansion of Equipment for Educators, the integrated market development plan described in our 2005 Annual Report (www.Virco.com). We made progress toward both goals in the first quarter.
Most of the first quarter’s operating improvement was generated by higher gross margins. As the quarter ended gross margins on shipments were continuing to climb, reflecting the migration of higher priced new orders through the backlog. At this early stage of our annual cycle the unshipped backlog is usually higher than actual revenues. It thus provides directional guidance for both revenue and gross margin trends, even though direct extrapolations to net earnings are impossible due to vagaries of freight costs, material, and operating variances.
As of May 31, 2006, the backlog stood at $44,266,000 with a gross margin of 41.4%. This compares to a backlog of $43,090,000 with a gross margin of 36.4% on the same date last year. While we expect gross margins to remain stable at approximately current levels, we remain concerned that freight expense during our summer delivery season may erode net margins somewhat. Nonetheless, it is now clear that last year’s price increase is being reflected in higher gross margins and that overall, the trend is favorable.
A consequence of higher prices has been a slight decline in unit volume, primarily in older commodity product lines. Newer lines such as Zuma ® continue to gain popularity, leading a shift in product mix towards sophisticated designs and full service project management. We’re also experiencing continued growth in our various resale channels, where rapid delivery across a broad product assortment is proving attractive to wholesalers, direct catalog merchandisers, and full service dealers.
During the recession of the last three years we drew heavily on shareholder equity to compensate for operating losses. Now, as results begin to improve and we look forward to renewed opportunities for growth, we’re excited to announce the addition of WEDBUSH as a significant shareholder. WEDBUSH, Inc. is a leading financial services and investment firm headquartered in Los Angeles, CA. WEDBUSH makes investments in both publicly traded and privately held companies. It maintains a long-term view toward deploying capital to support management’s initiatives for organic growth, acquisitions, or recapitalizations. Their investment at this crucial stage of our market’s recovery will help to facilitate the expansion of Equipment for Educators and other growth initiatives.
The transaction with WEDBUSH was executed and closed on June 6, 2006. Virco issued 1,072,041 shares of common stock at a price of $4.66 per share yielding gross proceeds of approximately $5,000,000. The share price was determined by the average closing price for the ten days prior to execution of the agreement. The transaction included 25% warrant coverage (268,010 warrants) exercisable at $5.60 per share (120% premium) for the first three years and at $6.06 per share (130% premium) for the subsequent two years.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2006, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

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